Exhibit 99.1
F O R   I M M E D I A T E   R E L E A S E
N E W S

FROM

Contact:	Bank Mutual Corporation
NASDAQ: BKMU
Michael T. Crowley Jr.
Chairman, President and Chief Executive Officer
414-354-1500

Rick B. Colberg
Chief Financial Officer
866-705-2568
BANK MUTUAL CORPORATION REPORTS EARNINGS
FOR THE FIRST QUARTER OF 2006
Milwaukee, Wisconsin
April 19, 2006
Bank Mutual Corporation (NASDAQ—BKMU) reported net earnings of $5.4 million or $0.09 diluted earnings per share for the three months ended March 31, 2006 as compared to $7.9 million or $0.11 diluted earnings per share during the same period in 2005. Earnings decreased primarily as a result of a decrease in the net interest margin and a reduction in the gains on sales of investments. The earnings decrease was partially offset by an increase in interest income resulting from a larger loan portfolio and a decrease in non-interest expenses. Diluted earnings per share calculations and net income were also affected by Bank Mutual’s ongoing stock repurchase programs. The reported results represent an 18.2% decrease in diluted earnings per share for the first quarter of 2006 as compared to the first quarter of 2005 and a 32.0% decrease in net income for the same period.
“Our operating environment continues to be challenging as a result of the fifteen short term interest rates increases by the Federal Reserve since June of 2004, a flattened yield curve, and competition for deposits. These economic issues led to a further compression of the Bank’s net interest margin and ultimately reduced our net income. However, recent information from the Federal Reserve indicates that it may be close to completing its economic tightening and that short term interest rate increases may be slowing or near completion. While we expect that these operating factors will continue to affect us in the near term, we believe that our continued emphasis on commercial business and investment real estate lending should aid us in our plan to enhance profits,” stated Michael T. Crowley, Jr., Chairman, President and Chief Executive Officer of Bank Mutual Corporation.
Mortgage loan originations and purchases were $127.0 million for the first quarter of 2006 as compared to $139.5 million for the same period in 2005. The decrease was primarily the result of decreased mortgage loan purchases. Mortgage loan originations from our retail offices increased in the first quarter of 2006 with the majority of those originations being adjustable rate mortgage loans.
Loan sales were $16.9 million for the three months ended March 31, 2006 as compared to $30.0 million for the first quarter of 2005. Loan sales decreased as a result of reduced fixed rate mortgage loan originations. Fixed rate mortgage loan originations decreased as a result of increased market interest rates for these loans. Gains on the sales of loans were $220,000 for the first quarter of 2006 as compared to $402,000 for the same period in 2005.
Consumer loan originations for the three months ended March 31, 2006 were $37.5 million as compared to $45.8 million for the same period in 2005. The decreased originations were primarily the result of increased market interest rates which resulted in higher interest rates on most consumer loan offerings. As a result of reduced profitability of indirect consumer loan lending, we will discontinue originating indirect loans through Savings Financial Corporation, our 50% owned subsidiary, in the second quarter of 2006 and will let the existing portfolio amortize until it is gone.
Commercial business loan originations decreased in the first quarter of 2006 to $8.4 million as compared to $13.0 million in the first quarter of 2005. This decrease was primarily the result of reduced demand for commercial business loans.
In total, loan originations and purchases in the first quarter of 2006 were $172.9 million as compared to $198.3 million for the same period in 2005. However, total loans outstanding increased as a result of decreased refinancing of existing loans.
Total assets at March 31, 2006 were $3.5 billion as compared to $3.4 billion at December 31, 2005. The increase was primarily as a result of an increased loan and securities portfolio which was funded by an increase in deposits and borrowings.

Mortgage-related securities increased $52.0 million in the first quarter of 2006 primarily as a result of reinvesting cash flows and borrowing to fund new purchases.
Deposits increased $33.2 million during the first quarter of 2006. Borrowings increased to $841.8 million at March 31, 2006 as compared to $765.8 million at December 31, 2005 primarily as a result of borrowing $100.0 million and investing most of those funds into loans and mortgage-related securities.
Cash dividends paid in the first quarter of 2006 were $0.07 per share as compared to $0.06 per share in the first quarter of 2005 or a 16.7% increase. The cash dividend paid on March 1, 2006 of $0.07 per share to stockholders of record on February 16, 2006 was our twenty-first consecutive cash dividend since our initial stock offering.
Non-performing loans to total loans at March 31, 2006 were 0.30% as compared to 0.29% at December 31, 2005. We provided an allowance for loan losses of $63,000 for the first quarter of 2006 as compared to $117,000 for the same period in 2005. Our allowance for loan losses at March 31, 2006 was $12.1 million or 201.3% of non-performing loans and 181.6% of non-performing assets.
The net interest margin for the first quarter of 2006 decreased to 2.37% as compared to 2.82% for same period in 2005. The decreased net interest margin was primarily the result of the rising cost of deposits, the flattening of the yield curve and the effects of our stock repurchase program which reduces zero cost capital. Specifically, the flattening of the yield curve reduces our ability to price our loan offerings at interest rates that would allow us to increase the yield on our loan portfolio faster than the increase in our cost of funds, thus compressing our net interest margin.
Book value per share was $8.69 at March 31, 2006. The annualized return on average equity (ROE) for the first quarter of 2006 was 3.95%. The annualized return on average assets (ROA) for the first quarter of 2006 was 0.62%. In addition, during the first quarter of 2006 we repurchased 123,000 shares at an average price of $11.29 per share. Further information regarding Bank Mutual Corporation’s assets, liabilities and operations is attached.
Bank Mutual Corporation is the fourth largest financial institution holding company headquartered in the state of Wisconsin and its stock is quoted on The NASDAQ Stock Market® under the symbol “BKMU”. Its subsidiary bank, Bank Mutual, operates 73 offices in the state of Wisconsin and one office in Minnesota.
* * *
Outlook
(The following are forward looking statements; see “Cautionary Statements” below.)
Bank Mutual Corporation’s management has identified a number of factors which may affect the Company’s operations and near term results in 2006. They are as follows:

•	The second quarter of 2006 may provide a continued environment of increasing short term interest rates and a flat interest rate yield curve. If that is the case, there are a number of effects that Bank Mutual, like other financial institutions, would likely experience.
•	Loan originations could decrease, along with related fee income.

•	An increased interest rate environment and a slow down in the appreciation in the value of real estate could negatively affect the volume of home sales, which in turn could affect mortgage loan originations and prepayments.

•	If the interest rate environment or other factors begin to affect the economy as a whole, the effects could be magnified.
•	A rising interest rate environment and flat yield curve are also likely to continue to affect our net interest margin. The net interest margin would continue to be compressed as a result of the cost of deposits and borrowings rising faster than the yield on loans. Such a compression could negatively affect our net income compared to prior periods.

•	Bank Mutual will continue to further emphasize consumer loans, and commercial real estate and business loans, all of which can present a higher risk than residential mortgages.

•	Like many Wisconsin financial institutions, Bank Mutual has non-Wisconsin subsidiaries that hold and manage investment assets, the income from which has not been subject to Wisconsin tax. The Wisconsin Department of Revenue has instituted an audit program specifically aimed at out of state investment subsidiaries. The Department may take the position that all or some of the income of the out of state subsidiaries is taxable in Wisconsin, which may be challenged by financial institutions in the state. The Department has informed banks generally of potential settlement parameters relating to these issues, even where the Department has not asserted a claim. We have received certain information from the Department and are continuing to evaluate its position and our potential alternatives under our particular circumstances. However, a determination on how to proceed will depend in part on further communication from and actions by the Department. Depending upon the circumstances, an adverse resolution of this matter could result in tax obligations for prior periods and/or higher Wisconsin taxes going forward, with a substantial negative impact on the earnings of Bank Mutual Corporation.
* * *
Cautionary Statements
The discussions in this news release which are not historical statements contain forward-looking statements that involve risk and uncertainties. Statements which are not historical statements include those under “Outlook”, those in the future tense, which discuss periods after March 31, 2006, or which use terms such as “believe,” “expect,” and “anticipate.” Bank Mutual Corporation’s actual future results could differ in important and material ways from those discussed. Many factors could cause or contribute to such differences. These factors include changing interest rates and related yield curves, changes in Federal Reserve or other regulatory policy, changes in demand for loans or other services, competition from other institutions, the results of our lending activities and loan loss experience, developments in the war on terrorism and other international developments, other general economic and political developments, those items discussed under “Outlook,” and other factors discussed in our filings with the Securities and Exchange Commission.
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BANK MUTUAL CORPORATION AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	March 31,	December 31,
	2006	2005
	(In thousands)
Assets
Cash and due from banks	$38,114	$41,543
Federal funds sold	67,500	—
Interest-earning deposits	3,613	27,872

Cash and cash equivalents	109,227	69,415
Securities available-for-sale, at fair value:
Investment securities	62,739	63,361
Mortgage-related securities	1,139,839	1,087,816
Loans held for sale	4,387	2,312
Loans receivable, net	2,008,229	1,990,492
Goodwill	52,570	52,570
Other intangible assets	3,585	3,750
Mortgage servicing rights	4,619	4,771
Other assets	160,260	156,890

	$3,545,455	$3,431,377

Liabilities and Shareholders’ Equity
Liabilities:
Deposits	$2,119,994	$2,086,822
Borrowings	841,825	765,796
Advance payments by borrowers for taxes and insurance	11,826	2,529
Other liabilities	28,941	29,513

	3,002,586	2,884,660

Minority interest in real estate development	2,368	2,343

Shareholders’ equity:
Preferred stock — $.01 par value:
Authorized - 20,000,000 shares in 2006 and 2005	—	—
Issued and outstanding — none in 2006 and 2005
Common stock — $.01 per value:
Authorized – 200,000,000 shares in 2006 and 2005
Issued - 78,783,849 shares in 2006 and 2005
Outstanding – 62,219,011 in 2006 and 62,325,268 in 2005	788	788
Additional paid-in capital	498,324	497,589
Retained earnings	271,716	269,913
Unearned ESOP shares	(3,741)	(3,966)
Accumulated other comprehensive income	(23,477)	(17,346)
Unearned deferred compensation	(6,280)	(6,955)
Treasury stock - 16,564,838 in 2006 and 16,458,581 shares in 2005	(196,829)	(195,649)

Total shareholders’ equity	540,501	544,374

	$3,545,455	$3,431,377

BANK MUTUAL CORPORATION AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended March 31,
	2006	2005
	(In thousands, except per share data)
Interest income:
Loans	$28,410	$25,487
Investments	921	980
Mortgage-related securities	11,898	13,448
Interest-earning deposits	409	43

Total interest income	41,638	39,958
Interest expense:
Deposits	15,273	10,768
Borrowings	6,955	6,036
Advance payment by borrowers for taxes and insurance	2	2

Total interest expense	22,230	16,806

Net interest income	19,408	23,152
Provision for loan losses	63	117

Net interest income after provision for loan losses	19,345	23,035
Noninterest income:
Service charges on deposits	1,160	1,025
Brokerage and insurance commissions	541	546
Loan related fees and servicing revenue	326	310
Gains on sale of investments	694	1,325
Gain on sales of loans	220	402
Other	1,435	1,313

Total noninterest income	4,376	4,921
Noninterest expenses:
Compensation, payroll taxes and other employee benefits	9,573	9,995
Occupancy and equipment	2,601	2,636
Amortization of other intangible assets	165	165
Other	3,124	3,194

Total noninterest expenses	15,463	15,990

Income before income taxes	8,258	11,966
Income taxes	2,892	4,077

Net income	$5,366	$7,889

Per share data:
Earnings per share-basic	$0.09	$0.12

Earnings per share-diluted	$0.09	$0.11

Cash dividends paid	$0.07	$0.06

Bank Mutual Corporation and Subsidiaries
Supplemental Financial Information (Unaudited)
(Dollars in thousands except per share amounts and ratios)

	During the quarter ended March 31,
	2006	2005
Originations:
Mortgage loans	$79,201	$78,688
Consumer loans	37,490	45,792
Commercial business loans	8,428	12,983

Total loan originations	$125,119	$137,463

Purchases:
Mortgage loans	47,773	60,809

Total loan purchases	47,773	60,809

Total loans originated and purchased	$172,892	$198,272

Loan Sales	$16,909	$29,978

	March 31,	December 31,
Loan Portfolio Analysis	2006	2005
Mortgage loans:
One-to-four family	$1,074,875	$1,048,881
Multi-family	141,858	155,908
Commercial real estate	172,501	175,090
Construction and development	184,971	155,205

Total mortgage loans	1,574,205	1,535,084
Consumer loans	456,033	466,795
Commercial business loans	52,807	57,247

Total loans receivable	2,083,045	2,059,126
Deductions to gross loans	74,816	68,634

Total loans receivable, net	$2,008,229	$1,990,492

	March 31,	December 31,
Asset Quality Ratios	2006	2005
Non-performing mortgage loans	$2,097	$2,214
Non-performing consumer loans	692	616
Non-performing commercial business loans	2,816	2,517
Accruing loans delinquent 90 days or more	409	487

Total non-performing loans	$6,014	$5,834

Total non-performing assets	$6,668	$6,542

Non-performing loans to loans receivable, net	0.30%	0.29%
Non-performing assets to total assets	0.19%	0.19%
Allowance for loan losses to non-performing loans	201.33%	207.23%
Allowance for loan losses to non-performing assets	181.58%	184.81%
Allowance for loan losses to total loans	0.60%	0.61%
Net recoveries (charge-offs )	$(45)	$(2,374)
Net recoveries (charge-offs) to avg loans (annualized)	-0.01%	-0.12%
Allowance for loan losses	$12,108	$12,090

	March 31,	December 31,
Deposit Analysis	2006	2005
Noninterest-bearing checking	$106,297	$110,583
Interest-bearing checking	173,415	174,620
Savings accounts	222,991	224,408
Money Market accounts	264,167	271,418
Certificate accounts	1,353,124	1,305,793

Total Deposits	$2,119,994	$2,086,822

Bank Mutual Corporation and Subsidiaries
Supplemental Financial Information (Unaudited)
(Dollars in thousands except per share amounts and ratios)

	Three months ended March 31,
Operating Ratios (annualized)	2006	2005
Net interest margin (1)	2.37%	2.82%
Net interest rate spread	1.85%	2.35%
Return on average assets	0.62%	0.91%
Return on average shareholders’ equity	3.95%	4.99%
Efficiency ratio (2)	65.01%	56.96%
Non-interest expense as a percent of average assets	1.80%	1.85%

(1)	Net interest margin is determined by dividing net interest income by average earning assets for the periods indicated.

(2)	Efficiency ratio is determined by dividing noninterest expense by the sum of net interest income and noninterest income for the periods indicated.

	Three months ended March 31,
Other Information	2006	2005
Average earning assets	$3,276,178	$3,286,883
Average assets	$3,440,092	$3,455,653
Average interest bearing liabilities	$2,757,560	$2,677,431
Average shareholders’ equity	$543,467	$631,952
Weighted average number of shares outstanding -used in basic earnings per share	60,310,598	67,481,522
-used in basic earnings per share
-used in diluted earnings per share	61,964,893	69,709,968

	March 31,	December 31,
	2006	2005
Number of shares outstanding (net of treasury shares)	62,219,011	62,325,268
Book value per share	$8.69	$8.73

	At March 31,	At December 31,
Weighted Average Net Interest Rate Spread	2006	2005
Yield on loans	5.75%	5.66%
Yield on investments	4.34%	4.27%
Combined yield on loans and investments	5.20%	5.13%
Cost of deposits	3.07%	2.87%
Cost of borrowings	3.57%	3.58%
Total cost of funds	3.21%	3.06%
Interest rate spread	1.99%	2.07%